As filed with the Securities and Exchange Commission on September 24, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

OHIO	34-0367600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio 44092

(Address of Principal Executive Offices) (Zip Code)

THE LUBRIZOL CORPORATION EXCESS DEFINED CONTRIBUTION PLAN

THE LUBRIZOL CORPORATION 2005 EXCESS DEFINED CONTRIBUTION PLAN

THE LUBRIZOL CORPORATION DEFERRED COMPENSATION PLAN FOR OFFICERS

THE LUBRIZOL CORPORATION EXECUTIVE COUNCIL DEFERRED COMPENSATION PLAN

THE LUBRIZOL CORPORATION 2005 EXECUTIVE COUNCIL DEFERRED COMPENSATION PLAN

THE LUBRIZOL CORPORATION SENIOR MANAGEMENT DEFERRED COMPENSATION PLAN

THE LUBRIZOL CORPORATION 2005 DEFERRED COMPENSATION PLAN FOR DIRECTORS

THE LUBRIZOL CORPORATION AMENDED DEFERRED COMPENSATION PLAN FOR DIRECTORS

THE LUBRIZOL CORPORATION DEFERRED STOCK COMPENSATION PLAN FOR OUTSIDE DIRECTORS

SUPPLEMENTAL RETIREMENT PLAN FOR DONALD W. BOGUS

(Full title of the plan)

Leslie M. Reynolds

Secretary and Counsel

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092

(Name and address of agent for service)

(440) 943-4200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒             Accelerated filer  ☐             Non-accelerated filer   ☐             Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	(1), (2) Amount to be registered	(3) Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	5,000,000	$49.16	$245,800,000	$9,660
Deferred Compensation Obligations	$100,000,000	N/A	$100,000,000	$3,930
Total				$13,590

(1)	This registration statement registers (a) the issuance of an aggregate of 5,000,000 common shares of The Lubrizol Corporation, no par value, which may be issued or sold pursuant to The Lubrizol Corporation Deferred Compensation Plan for Officers, The Lubrizol Corporation Executive Council Deferred Compensation Plan, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, The Lubrizol Corporation Senior Management Deferred Compensation Plan, The Lubrizol Corporation 2005 Deferred Compensation Plan for Directors, The Lubrizol Corporation Amended Deferred Compensation Plan for Directors, The Lubrizol Corporation Deferred Stock Compensation Plan for Outside Directors, and the Supplemental Retirement Plan for Donald W. Bogus; and (b) an aggregate of $100,000,000 of deferred compensation obligations, which represent an unsecured obligation of The Lubrizol Corporation to pay deferred compensation in the future in accordance with the terms of The Lubrizol Corporation Excess Defined Contribution Plan, The Lubrizol Corporation 2005 Excess Defined Contribution Plan, The Lubrizol Corporation Deferred Compensation Plan for Officers, The Lubrizol Corporation Executive Council Deferred Compensation Plan, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, The Lubrizol Corporation Senior Management Deferred Compensation Plan, The Lubrizol Corporation 2005 Deferred Compensation Plan for Directors, The Lubrizol Corporation Amended Deferred Compensation Plan for Directors, and the Supplemental Retirement Plan for Donald W. Bogus.

(2)	Pursuant to Rules 416(a) and 416(c) under the Securities Act of 1933, as amended, this registration statement covers also an indeterminate number of additional common shares that may be offered or issued pursuant to the anti-dilution provisions of each of the plans covered by this registration statement and an indeterminate number of interests to be offered or sold pursuant to each of the plans covered by this registration statement.

(3)	Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the common shares as reported on the New York Stock Exchange on September 22, 2008.

EXPLANATORY NOTE

Due to uncertainty as to whether deferred compensation obligations would or should be considered “securities” or be subject to registration under the Securities Act, the registrant is registering the deferred compensation obligations covered by this registration statement. However, the registrant makes no admission by including deferred compensation obligations in this registration statement that the deferred compensation obligations are securities or are subject to the registration requirements of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement will be sent or given to participants of The Lubrizol Corporation Excess Defined Contribution Plan, The Lubrizol Corporation 2005 Excess Defined Contribution Plan, The Lubrizol Corporation Deferred Compensation Plan for Officers, The Lubrizol Corporation Executive Council Deferred Compensation Plan, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, The Lubrizol Corporation Senior Management Deferred Compensation Plan, The Lubrizol Corporation 2005 Deferred Compensation Plan for Directors, The Lubrizol Corporation Amended Deferred Compensation Plan for Directors, The Lubrizol Corporation Deferred Stock Compensation Plan for Outside Directors, and the Supplemental Retirement Plan for Donald W. Bogus (collectively, the “Plans”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by The Lubrizol Corporation (the “Company”) are incorporated by reference into this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008;

(d)	The description of the Company’s common shares contained in the Company’s Current Report on Form 8-K, filed with the SEC on September 24, 2008, together with any amendments or reports filed for the purposes of updating such description; and

(e)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007 (but excluding all information furnished to the SEC pursuant to Items 2.02 and 7.01 of any current report on Form 8-K).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

(a) Common Shares. Not applicable. The Company’s common shares are registered under Section 12 of the Exchange Act.

(b) Deferred Compensation Obligations. The deferred compensation obligations registered pursuant to this registration statement are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the respective terms of The Lubrizol Corporation Excess Defined Contribution Plan, The Lubrizol Corporation 2005 Excess Defined Contribution Plan, The Lubrizol Corporation Deferred Compensation Plan for Officers, The Lubrizol Corporation Executive Council Deferred Compensation Plan, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, The Lubrizol Corporation Senior Management Deferred Compensation Plan, The Lubrizol Corporation 2005 Deferred Compensation Plan for Directors, The Lubrizol Corporation Amended Deferred Compensation Plan for Directors, and the Supplemental Retirement Plan for Donald W. Bogus, which are filed as Exhibits 4.7 through 4.15 to this registration statement. Each such exhibit sets forth the rights of plan participants with respect to the deferred compensation obligations and is incorporated herein by reference in its entirety pursuant to Rule 411(b)(3) of the Securities Act.

Item 5.	Interests of Named Experts and Counsel

Joseph W. Bauer, Vice President and General Counsel of the Company, provided an opinion as to the legality of the securities being registered by this registration statement. Mr. Bauer is an eligible participant of The Lubrizol Corporation Excess Defined Contribution Plan, The Lubrizol Corporation 2005 Excess Defined Contribution Plan, The Lubrizol Corporation Deferred Compensation Plan for Officers, The Lubrizol Corporation Executive Council Deferred Compensation Plan, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, and The Lubrizol Corporation Senior Management Deferred Compensation Plan, and beneficially owns less than one percent of the common shares of the Company.

Item 6.	Indemnification of Directors and Officers

Ohio Revised Code Section 1701.13 permits a corporation to indemnify any person who was or is a party, or threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the settlement or defense of such action, is permitted if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, subject to certain exceptions, including an exception for a matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation, unless the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Regulations of the Company provide that the Company shall indemnify any present or former director or officer of the Company against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that such person was a director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law.

Each director and officer of the Company is a party to an indemnification agreement with the Company, which agreement provides that the Company will indemnify such officer or director against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with any claim against such officer or director arising out of such person’s being an officer or director of the Company, to the full extent provided by (i) the Company’s bylaws, regulations or articles of incorporation, as in effect on the date of the agreement or at the time expenses are incurred; (ii) Ohio law or the law governing the Company at the time the expenses are incurred; or (iii) insurance maintained by the Company, at the option of such officer or director. The Company has also agreed to maintain directors’ and officers’ liability insurance so long as such insurance is available on a basis acceptable to the Company, and to advance funds to expenses, provided the officer or director agrees to reimburse the Company if such officer or director is ultimately found not to be entitled to such indemnification.

The Company maintains insurance policies that insure the Company’s directors and officers against certain liabilities (excluding fines and penalties imposed by law) that might be incurred by them in such capacities and insure the Company for amounts that may be paid by it (up to the limits of such policies) to indemnify the directors and officers covered by the policies.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index appearing on the page following the signature page of this registration statement, which is incorporated herein by reference.

Item 9.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wickliffe, State of Ohio, on September 24, 2008.

THE LUBRIZOL CORPORATION

By:	/s/ Leslie M. Reynolds
Leslie M. Reynolds Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, President and Chief Executive Officer	September 23, 2008
James L. Hambrick	(Principal Executive Officer)

*	Senior Vice President, Treasurer and Chief Financial Officer	September 23, 2008
Charles P. Cooley	(Principal Financial Officer)

*	Corporate Controller	September 23, 2008
W. Scott Emerick	(Principal Accounting Officer)

*	Director	September 23, 2008
Robert E. Abernathy

	Director	September 23, 2008
Jerald A. Blumberg

*	Director	September 23, 2008
Forest J. Farmer, Sr.

*	Director	September 23, 2008
Gordon D. Harnett

*	Director	September 23, 2008
William P. Madar

*	Director	September 23, 2008
Dominic J. Pileggi

*	Director	September 23, 2008
James E. Sweetnam

*	Director	September 23, 2008
Harriett Tee Taggart

*By:	/s/ Leslie M. Reynolds
Leslie M. Reynolds

         Attorney-in-Fact for the Officers and Directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit Number

4.1	Amended Articles of Incorporation of the Company, as adopted September 23, 1991 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.2	Amendment to Article Fourth of Amended Articles of Incorporation (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.3	Regulations of the Company, as amended effective April 27, 1992 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.4	Amended and Restated Indenture dated September 28, 2004 (originally dated June 1, 1995) by and among The Lubrizol Corporation, all of The Lubrizol Corporation’s wholly owned direct and indirect domestic subsidiaries, as guarantors, and J.P. Morgan Trust Company, National Association as successor trustee (incorporated by reference to Exhibit 99.1 to Form 8-K of the Company filed with the SEC on September 29, 2004).

4.5	Amended and Restated Indenture dated September 28, 2004 (originally dated November 25, 1998) by and among the Company, all of the Company’s wholly owned direct and indirect domestic subsidiaries, as guarantors, and J.P. Morgan Trust Company, National Association, as successor trustee (incorporated by reference to Exhibit 99.2 of the Form 8-K of the Company filed with the SEC on September 29, 2004).

4.6	Form of Indenture for Debt Securities of the Company (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-3 of the Company filed with the SEC on August 24, 2004).

4.7	The Lubrizol Corporation Excess Defined Contribution Plan (incorporated by reference to Exhibit (10)(e) to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2004).

4.8	The Lubrizol Corporation 2005 Excess Defined Contribution Plan, as amended and restated January 1, 2008 (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.9	The Lubrizol Corporation Deferred Compensation Plan for Officers (incorporated by reference to Exhibit (10)(k) to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2004).

4.10	The Lubrizol Corporation Executive Council Deferred Compensation Plan (incorporated by reference to Exhibit (10)(l) to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2004).

4.11	The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, as amended and restated January 1, 2008 (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.12	The Lubrizol Corporation Senior Management Deferred Compensation Plan, as amended and restated January 1, 2008 (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.13	The Lubrizol Corporation 2005 Deferred Compensation Plan for Directors, as amended and restated January 1, 2008 (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.14	The Lubrizol Corporation Amended Deferred Compensation Plan for Directors (incorporated by reference to Exhibit (10)(b) to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2004).

4.15	The Supplemental Retirement Plan for Donald W. Bogus, as amended and restated January 1, 2008 (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).

5	Opinion of Joseph W. Bauer, Vice President and General Counsel of The Lubrizol Corporation, as to the legality of the securities registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Joseph W. Bauer, Vice President and General Counsel (contained in his opinion filed as Exhibit 5 to this registration statement).

24	Power of Attorney.